Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2014 Results

Third quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 2.0%; Baskin-Robbins U.S. comparable store sales growth of 5.8%

•	Added 197 net new restaurants worldwide including 120 net new Dunkin' Donuts in the U.S.

•	Revenue increased 3.4%

•	Adjusted operating income increased 11.3%; adjusted operating income margin of 51.6%

•	Diluted adjusted EPS increased 19.5% to $0.49

•	Board of Directors declares $0.23 fourth quarter dividend

CANTON, Mass. (October 23, 2014) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 27, 2014.
“Dunkin' Donuts U.S. third quarter comparable store sales growth of two percent marked a slight improvement from the second quarter as we continue to feel the impact from ongoing challenges with the economy and a highly competitive QSR breakfast and coffee environment.  In the face of these challenges, we are focused on driving balanced growth by capturing incremental beverage occasions through new product news, such as the launch of Dark Roast coffee, targeted discounting and leveraging innovation to deliver strong morning food results,” said Nigel Travis, Chairman & CEO, Dunkin’ Brands Group, Inc. “Franchisee restaurant level economics remain highly-compelling as demonstrated by our strong third quarter restaurant growth including the addition of 120 net new Dunkin’ Donuts in the U.S. We now believe that we can ultimately have more than 17,000 Dunkin’ Donuts in the U.S., an increase of 2,000 restaurants over the initial long-term growth target that we provided at the time of our IPO in 2011.”
"It will be a challenge to achieve the low-end of our full-year Dunkin’ Donuts U.S. comparable store sales growth target of two to three percent but we remain confident we will achieve our other development and financial performance targets for 2014,” said Paul Carbone, CFO, Dunkin’ Brands Group, Inc. “Importantly, as we reaffirmed at our Investor & Analyst Day on September 17, our long-term expectations remain intact.”

THIRD QUARTER 2014 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 27, 2014	September 28, 2013	$ / #	%
Franchisee reported sales	$2,576.3	2,436.7	139.6	5.7%
Systemwide sales growth	5.7%	5.8%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	2.0%	4.2%
BR U.S. comparable store sales growth	5.8%	3.2%
DD International comparable store sales decline	(2.9)%	(1.4)%
BR International comparable store sales growth (decline)	(1.5)%	0.7%
Development data[1]:
Consolidated global net POD development	197	222	(25)	(11.3)%
DD global PODs at period end	11,123	10,665	458	4.3%
BR global PODs at period end	7,479	7,184	295	4.1%
Consolidated global PODs at period end	18,602	17,849	753	4.2%
Financial data:
Revenues	$192.6	186.3	6.3	3.4%
Operating income	92.5	82.2	10.2	12.5%
Operating income margin	48.0%	44.1%
Adjusted operating income[2]	$99.4	89.3	10.1	11.3%
Adjusted operating income margin[2]	51.6%	47.9%
Net income	$54.7	40.2	14.5	36.0%
Adjusted net income[2]	52.2	44.5	7.7	17.3%
Earnings per share:
Common–basic	0.52	0.38	0.14	36.8%
Common–diluted	0.52	0.37	0.15	40.5%
Diluted adjusted earnings per share[2]	0.49	0.41	0.08	19.5%
Weighted average number of common shares – diluted (in millions)	106.0	108.2	(2.2)	(2.0)%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations” for further detail.

Global systemwide sales growth in the third quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the third quarter was driven by higher traffic and increased average ticket resulting from our continued focus on product and marketing innovation. Growth was driven by beverages, led by Iced Coffee, Frozen Beverages, and Hot and Iced Espresso; by breakfast sandwiches and associated add-ons like Hash Browns, led by the return of the Breakfast Burrito and the Spicy Smoked Sausage Breakfast Sandwich and the launch of the Chicken Biscuit in several markets; and by donuts including the Coffee Cream and Pumpkin flavors. Ticket and traffic growth contributed equally to comparable store sales growth in the third quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups & Cones, Cakes, and Beverages as a result of the program offering guests a free waffle cone with the purchase of a second scoop of ice cream, while online ice cream cake ordering continues to drive cake sales.
In the third quarter, Dunkin' Brands franchisees and licensees opened 197 net new restaurants around the globe. This includes 120 net new Dunkin' Donuts U.S. locations, 61 net new Baskin-Robbins International locations, 10 net new Dunkin' Donuts International locations, and six net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 120 restaurants during the quarter.
Revenues for the third quarter increased 3.4 percent compared to the prior year period primarily from increased royalty income due to systemwide sales growth, offset by a decline in sales of ice cream products.
Operating income for the third quarter increased $10.2 million, or 12.5 percent, from the prior year period primarily as a result of the increase in revenues, as well as $3.7 million in write-downs related to our investments in the Dunkin' Donuts Spain joint venture recorded in the prior year period. Adjusted operating income increased $10.1 million, or 11.3 percent, from the third quarter of 2013 as a result of the increase in revenues and the write-downs related to the Spain joint venture recorded in the prior year period.
Net income for the third quarter increased by $14.5 million, or 36.0 percent, compared to the prior year period primarily as a result of the increase in operating income of $10.2 million and decreases in interest expense and income tax expense of $3.1 million and $1.7 million, respectively. Income tax expense was favorably impacted by the settlement of certain tax audits. Adjusted net income increased by $7.7 million, or 17.3 percent, compared to the third quarter of 2013, as a result of the increase in adjusted operating income and the decrease in interest expense, offset by an increase in income tax expense.
Diluted adjusted earnings per share increased by 19.5 percent to $0.49 for the third quarter of 2014 compared to the prior year period as a result of the increase in adjusted net income and a decrease in shares outstanding. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options. During the third quarter, the Company repurchased a total of 1,139,000 shares.

THIRD QUARTER 2014 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	September 27, 2014	September 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.0%	4.2%
Systemwide sales growth	7.0%	8.6%
Franchisee reported sales (in millions)	$1,840.5	1,719.5	121.0	7.0%

Revenues:
Royalty income	$99,758	92,838	6,920	7.5%
Franchise fees	11,704	9,592	2,112	22.0%
Rental income	24,610	24,455	155	0.6%
Sales at company-owned restaurants	5,267	6,250	(983)	(15.7)%
Other revenues	1,612	1,119	493	44.1%
Total revenues	$142,951	134,254	8,697	6.5%

Segment profit[1]	$106,242	97,109	9,133	9.4%

Points of distribution	7,941	7,528	413	5.5%
Gross openings	141	107	34	31.8%
Net openings	120	81	39	48.1%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Dunkin' Donuts U.S. revenues of $143.0 million represented an increase of 6.5 percent year-over-year. The increase was primarily a result of increased royalty income, as well as franchise fees due primarily to the timing of franchise renewals and an increase in development year-over-year. The increases were offset by a decline in sales at company-owned restaurants due to the sale of all company-owned restaurants in the Atlanta market in the second quarter of 2014.

Dunkin' Donuts U.S. segment profit in the third quarter increased $9.1 million over the prior year period to $106.2 million, which was driven primarily by the increases in royalty income and franchise fees, offset by an increase in personnel costs.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	September 27, 2014	September 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(2.9)%	(1.4)%
Systemwide sales growth	4.3%	1.4%
Franchisee reported sales (in millions)	$172.8	165.8	7.1	4.3%

Revenues:
Royalty income	$3,685	3,342	343	10.3%
Franchise fees	683	770	(87)	(11.3)%
Rental income	18	37	(19)	(51.4)%
Other revenues	(14)	25	(39)	n/m
Total revenues	$4,372	4,174	198	4.7%

Segment profit (loss)[1]	$1,885	(1,059)	2,944	n/m

Points of distribution[2]	3,182	3,137	45	1.4%
Gross openings	88	128	(40)	(31.3)%
Net openings	10	67	(57)	(85.1)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Dunkin' Donuts International third quarter systemwide sales increased 4.3 percent from the prior year period, driven by sales growth in Germany, Spain, and the Philippines, offset by a decline in South Korea. The decline in South Korea was partially offset by favorable foreign exchange. On a constant currency basis, systemwide sales increased by approximately 1 percent.

Dunkin' Donuts International third quarter revenues of $4.4 million represented an increase of 4.7 percent year-over-year. The increase in revenue was primarily a result of an increase in royalty income, offset by a decline in franchise fees.

Segment profit for Dunkin' Donuts International increased $2.9 million to $1.9 million, primarily due to $3.7 million in write-downs related to our investments in the Dunkin' Donuts Spain joint venture recorded in the prior year period, as well as revenue growth, offset by additional investments in marketing.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 27, 2014	September 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	5.8%	3.2%
Systemwide sales growth	5.9%	4.2%
Franchisee reported sales (in millions)	$161.0	152.2	8.8	5.8%

Revenues:
Royalty income	$7,991	7,595	396	5.2%
Franchise fees	360	305	55	18.0%
Rental income	795	802	(7)	(0.9)%
Sales of ice cream products	1,177	986	191	19.4%
Other revenues	2,293	2,211	82	3.7%
Total revenues	$12,616	11,899	717	6.0%

Segment profit[1]	$8,828	8,215	613	7.5%

Points of distribution	2,486	2,471	15	0.6%
Gross openings	21	20	1	5.0%
Net openings	6	1	5	500.0%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Baskin-Robbins U.S. third quarter revenue increased 6.0 percent from the prior year period to $12.6 million due primarily to increases in royalty income and sales of ice cream products.

Segment profit for Baskin-Robbins U.S. increased 7.5 percent year-over-year to $8.8 million primarily as a result of the increase in revenues and a reduction in personnel costs.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 27, 2014	September 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(1.5)%	0.7%
Systemwide sales growth (decline)	0.7%	(2.6)%
Franchisee reported sales (in millions)	$401.9	399.2	2.7	0.7%

Revenues:
Royalty income	$2,180	2,552	(372)	(14.6)%
Franchise fees	398	492	(94)	(19.1)%
Rental income	126	124	2	1.6%
Sales of ice cream products	26,166	29,439	(3,273)	(11.1)%
Other revenues	33	152	(119)	(78.3)%
Total revenues	$28,903	32,759	(3,856)	(11.8)%

Segment profit[1]	$12,485	16,775	(4,290)	(25.6)%

Points of distribution[2]	4,993	4,713	280	5.9%
Gross openings	116	107	9	8.4%
Net openings	61	73	(12)	(16.4)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
Baskin-Robbins International systemwide sales increased 0.7 percent from the prior year period driven by favorable foreign exchange and an increase in sales in South Korea, offset by unfavorable foreign exchange and a decrease in sales in Japan. On a constant currency basis, systemwide sales declined slightly from the prior year period.

Baskin-Robbins International third quarter revenues decreased 11.8 percent from the prior year period to $28.9 million due primarily to a decline in sales of ice cream products as well as a decline in royalty income.

Third quarter segment profit decreased 25.6 percent from the prior year period to $12.5 million due primarily to a decrease in net margin on ice cream due to the decline in sales of ice cream products, as well as a decrease in income from our Japan and South Korea joint ventures.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a fourth quarter cash dividend of $0.23 per share, payable on December 3, 2014 to shareholders of record as of the close of business on November 24, 2014.

LONG-TERM EARNINGS TARGETS

•	U.S. consolidated comps in the 2 – 4% range

•	Total net unit development of approximately 4 – 6% with opportunity to accelerate

•	6 – 8% revenue growth

•	10 – 12% adjusted operating income growth

•	Adjusted operating income margin expansion of 150 – 200 basis points per year

•	15%+ diluted adjusted EPS growth

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 67461258. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; successful westward expansion; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and the Company believes are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Segment Profit Comparability
Beginning in fiscal year 2014, the key measure used by the Company to assess the performance of and allocate resources to each reportable segment, referred to as segment profit, was revised to better align the segments with our consolidated performance measures and incentive targets. As a result, segment profit now reflects operating income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, and does not reflect the allocation of any corporate charges. Prior to fiscal year 2014, segment profit was measured based on earnings before interest, taxes, depreciation, amortization, impairment charges, loss on debt extinguishment and refinancing transactions, other gains and losses, and unallocated corporate charges. The segment profit amounts included herein for the three months ended September 28, 2013 have been restated to reflect this change to the measurement of segment profit to enable comparability with the three months ended September 27, 2014.
About Dunkin' Brands Group, Inc.

With more than 18,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013, Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the Company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Revenues:
Franchise fees and royalty income	$126,759	117,486	355,738	334,045
Rental income	25,570	25,437	73,650	72,924
Sales of ice cream products	27,357	30,429	88,072	86,818
Sales at company-owned restaurants	5,267	6,250	16,319	18,261
Other revenues	7,687	6,715	21,717	18,615
Total revenues	192,640	186,317	555,496	530,663
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,258	13,445	39,830	39,041
Cost of ice cream products	19,530	20,899	62,273	61,187
Company-owned restaurant expenses	5,505	6,222	16,772	17,817
General and administrative expenses, net(a)(b)	56,311	58,454	172,406	177,009
Depreciation	4,960	5,591	14,803	16,961
Amortization of other intangible assets	6,333	6,938	19,122	20,085
Long-lived asset impairment charges	633	92	1,279	447
Total operating costs and expenses	106,530	111,641	326,485	332,547
Net income of equity method investments:
Net income, excluding impairment	5,366	8,201	12,514	16,070
Impairment charge(c)	—	(873)	—	(873)
Net income of equity method investments	5,366	7,328	12,514	15,197
Other operating income, net(a)	1,004	233	7,609	9,188
Operating income	92,480	82,237	249,134	222,501
Other income (expense):
Interest income	63	105	201	310
Interest expense	(16,680)	(19,805)	(51,444)	(60,523)
Loss on debt extinguishment and refinancing transactions	—	—	(13,735)	(5,018)
Other gains (losses), net	(584)	12	(670)	(1,191)
Total other expense	(17,201)	(19,688)	(65,648)	(66,422)
Income before income taxes	75,279	62,549	183,486	156,079
Provision for income taxes	20,855	22,505	60,263	51,664
Net income including noncontrolling interests	54,424	40,044	123,223	104,415
Net loss attributable to noncontrolling interests	(273)	(177)	(621)	(416)
Net income attributable to Dunkin’ Brands	$54,697	40,221	123,844	104,831

Earnings per share—basic	$0.52	0.38	1.17	0.99
Earnings per share—diluted	0.52	0.37	1.16	0.97
(a) Amounts for the three and nine months ended September 28, 2013 have been revised to conform to the current period presentation.
(b) Amounts for the three and nine months ended September 28, 2013 include $2.8 million of reserves on accounts and notes receivable from our Dunkin' Donuts Spain joint venture.
(c) Represents an impairment of the full carrying value of our investment in Dunkin' Donuts Spain joint venture.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 27, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$155,665	256,933
Accounts, notes, and other receivables, net	62,146	79,765
Other current assets	114,051	125,062
Total current assets	331,862	461,760
Property and equipment, net	179,073	182,858
Equity method investments	174,129	170,644
Goodwill and other intangible assets, net	2,323,036	2,343,803
Other assets	67,021	75,625
Total assets	$3,075,121	3,234,690
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$625	5,000
Accounts payable	12,112	12,445
Other current liabilities	256,097	326,853
Total current liabilities	268,834	344,298
Long-term debt, net	1,808,491	1,818,609
Deferred income taxes, net	547,606	561,714
Other long-term liabilities	95,646	97,781
Total long-term liabilities	2,451,743	2,478,104
Redeemable noncontrolling interests	7,164	4,930
Total stockholders’ equity	347,380	407,358
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,075,121	3,234,690

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 27, 2014	September 28, 2013

Net cash provided by operating activities	$115,851	65,315
Cash flows from investing activities:
Additions to property and equipment	(18,324)	(20,930)
Proceeds from sale of joint venture	—	7,200
Proceeds from sale of real estate and company-owned restaurants	14,354	2,776
Other, net	(1,734)	(2,021)
Net cash used in investing activities	(5,704)	(12,975)
Cash flows from financing activities:
Repayment of long-term debt	(15,000)	(19,157)
Payment of deferred financing and other debt-related costs	(8,977)	(6,157)
Dividends paid on common stock	(72,756)	(60,707)
Repurchases of common stock	(130,171)	(17,190)
Exercise of stock options	4,847	6,287
Other, net	10,861	1,906
Net cash used in financing activities	(211,196)	(95,018)
Effect of exchange rates on cash and cash equivalents	(219)	(140)
Decrease in cash and cash equivalents	(101,268)	(42,818)
Cash and cash equivalents, beginning of period	256,933	252,618
Cash and cash equivalents, end of period	$155,665	209,800

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Operating income	$92,480	82,237	249,134	222,501
Operating income margin	48.0%	44.1%	44.8%	41.9%
Adjustments:
Amortization of other intangible assets	$6,333	6,938	19,122	20,085
Long-lived asset impairment charges	633	92	1,279	447
Third-party product volume guarantee	—	—	(300)	7,500
Peterborough plant closure(a)	—	66	—	654
Adjusted operating income	$99,446	89,333	269,235	251,187
Adjusted operating income margin	51.6%	47.9%	48.5%	47.3%

Net income attributable to Dunkin' Brands	$54,697	40,221	123,844	104,831
Adjustments:
Amortization of other intangible assets	6,333	6,938	19,122	20,085
Long-lived asset impairment charges	633	92	1,279	447
Third-party product volume guarantee	—	—	(300)	7,500
Peterborough plant closure(a)	—	66	—	654
Loss on debt extinguishment and refinancing transactions	—	—	13,735	5,018
Tax impact of adjustments(b)	(2,786)	(2,838)	(13,534)	(13,481)
Income tax audit settlements(c)	(6,717)	—	(6,717)	(8,417)
State tax apportionment(d)	—	—	514	2,868
Adjusted net income	$52,160	44,479	137,943	119,505

Adjusted net income	$52,160	44,479	137,943	119,505
Weighted average number of common shares – diluted	105,969,110	108,164,925	107,045,211	108,178,632
Diluted adjusted earnings per share	$0.49	0.41	1.29	1.10

(a) For the three and nine months ended September 28, 2013, the adjustments represent transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Tax impact of adjustments calculated at a 40% effective tax rate.
(c) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(d) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.